                                                                                                                     Exhibit 99.2
200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
NEWS RELEASE

Contact:	Michael S. Shore
Chief Financial Officer
954-308-4200

SMF ENERGY CORPORATION
ANNOUNCES NEW DIRECTOR

Ft. Lauderdale, FL, May 16, 2011 – SMF ENERGY CORPORATION, (NASDAQ: FUEL) (the “Company”), a leading energy logistics service company providing efficient, just in time distribution of petroleum products and chemicals, today announced that Mr. Peter H. Woodward has been named to the Board of Directors, increasing the size of the Board to eight members.

Mr. Woodward has served as the General Partner of MHW Capital Management, LLC since he founded MHW in August 2005.  MHW is a significant shareholder of the Company, currently holding approximately 5.36% of the Company's common stock.  Mr. Woodward previously served as Managing Director of Regan Fund Management, LLC, and has served on the board of directors of Hampshire Group, Limited since 2009.  He previously served on the boards of directors of NewsEdge Corp., Zomax, Inc. and Innodata-Isogen Corp.  Mr. Woodward is a graduate of Colgate University, has a Masters degree from Columbia University and is a Chartered Financial Analyst.

Richard E. Gathright, Chairman and CEO, commented, “I am very pleased to welcome Peter Woodward to our Board of Directors.  We believe that Peter's experience and talents as an investment manager and analyst will complement those of the current Board members.  The Board also believes that adding Peter’s perspective, as not only an investment analyst but also a substantial shareholder, will be very beneficial to the Board.”

ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)
The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunications and government services industries.  The Company provides its services and products through 34 locations in the eleven states of Alabama, California, Florida, Georgia, Louisiana, Nevada, Mississippi, North Carolina, South Carolina, Tennessee and Texas.  The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services.  The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers.  More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future trading prices of the Company’s common stock and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  In addition, there are numerous risks and uncertainties that could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2010.